Exhibit 99.1

The Talbots, Inc.

TALBOTS REPORTS FOURTH QUARTER AND FISCAL YEAR 2011 RESULTS

Board of Directors Continues to Evaluate Full Range of Strategic Alternatives

Hingham, MA, April 12, 2012 — The Talbots, Inc. (NYSE:TLB) today reported results for the fourth quarter and fiscal year ended January 28, 2012.

Fourth quarter loss from continuing operations was $53.2 million, or $0.77 per share, compared to last year’s loss from continuing operations of $2.8 million, or $0.04 per share. Adjusted fourth quarter loss from continuing operations was $36.2 million, or $0.52 per share, excluding special items of $17.1 million, or $0.25 per share, compared to last year’s adjusted loss from continuing operations of $9.6 million, or $0.14 per share.

Fiscal year 2011 loss from continuing operations was $111.8 million, or $1.62 per share, compared to last year’s income from continuing operations of $7.6 million, or $0.11 per share. Adjusted full year 2011 loss from continuing operations was $81.8 million, or $1.19 per share, excluding special items of $30.0 million, or $0.43 per share, compared to last year’s adjusted income from continuing operations of $40.6 million, or $0.61 per share.

A full reconciliation of GAAP to non-GAAP (“adjusted”) items is included with this release.

Trudy F. Sullivan, Talbots President and Chief Executive Officer, said, “Our fourth quarter performance reflects an aggressive promotional and markdown strategy in a challenging retail environment. This resulted in a sequential improvement in both customer traffic and sales trends compared to the third quarter. We were able to clear through excess merchandise to better position ourselves for spring, ending the year with total inventories up approximately 4%. We remain focused on enhancing our product and executing our key strategic initiatives, as the Board continues its evaluation of a full range of strategic alternatives.”

Fourth Quarter 2011 Operating Results:

•	Operating loss was $53.6 million, compared to approximately break-even in the prior year.

•	Adjusted operating loss, excluding special items of $21.3 million, was $32.3 million, a decrease of $25.5 million, compared to prior year’s adjusted operating loss of $6.8 million.

•	Net sales decreased 1.1% to $289.4 million, compared to $292.6 million in the same period last year.

•

Consolidated comparable sales, which includes stores, Internet, catalog and red-line sales, were approximately flat compared to the prior year, with both December and January positive at 1.6% and 3.2%, respectively. Consolidated comparable sales exclude stores closed or scheduled to close under the Company’s store rationalization plan.

•

Store sales increased 1.5% to $244.3 million, compared to $240.8 million in the same period last year. Comparable store sales increased 1.9%, excluding stores closed or scheduled to close under the Company’s store rationalization plan.

•	Direct marketing sales, which include Internet, catalog and red-line sales, decreased 13.0% in the quarter to $45.1 million, compared to $51.8 million in the same period last year.

•

Cost of sales, buying and occupancy as a percent of net sales increased 510 basis points compared to last year. This increase was due to a 570 basis point deterioration in merchandise margin, resulting from higher levels of markdown and promotional activity, partially offset by a 60 basis point improvement in buying and occupancy costs as a percent of net sales.

•

Selling, general & administrative (SG&A) expenses as a percent of net sales increased 920 basis points from the prior year to 38.6%. On a dollar basis SG&A increased $25.8 million over the prior year period to $111.8 million. After adjusting for approximately $13 million in a one-time cumulative adjustment to gift card breakage income and the reversal of incentive compensation expense recorded in the fourth quarter last year, fourth quarter 2011 SG&A reflected higher planned marketing expense and was impacted by a total of $9.7 million in net expense obligations in connection with certain executive postemployment benefits and legal and advisory fees associated with the Company’s exploration of strategic alternatives, partially offset by tax-related penalty expense reversals.

Full Year 2011 Results:

•	Operating loss was $102.6 million, a decrease of $134.0 million, compared to the prior year’s operating income of $31.4 million.

•	Adjusted operating loss, excluding special items of $34.2 million, was $68.3 million, a decrease of $127.2 million, or 216.0%, compared to the prior year.

•	Net sales were $1,141.3 million for the fifty-two week period, compared to $1,213.1 million in the prior year.

•

Consolidated comparable sales decreased 5.6%, which includes stores, Internet, catalog and red-line sales. Consolidated comparable sales exclude stores closed or scheduled to close under the Company’s store rationalization plan.

•

Store sales were $942.9 million, compared to $991.4 million in the prior year. Comparable store sales declined 5.0%, excluding stores closed or scheduled to close under the Company’s store rationalization plan.

•	Direct marketing sales, which include Internet, catalog and red-line sales, decreased 10.5% to $198.4 million, compared to $221.7 million last year.

•

Cost of sales, buying and occupancy as a percent of net sales increased 850 basis points compared to last year, due to an 830 basis point deterioration in merchandise margin related to increased markdowns and promotional activity, and a 20 basis point increase in buying and occupancy expenses as a percent of net sales.

•

Selling, general & administrative (SG&A) expenses as a percent of net sales increased 380 basis points from the prior year to 36.2%. This increase was primarily due to planned incremental marketing expenses, certain executive postemployment benefits and legal and advisory fees associated with the Company’s exploration of strategic alternatives, partially offset by reductions in management incentive compensation and tax-related penalty expense reversals. Additionally, SG&A in fiscal 2010 reflects approximately $6.3 million in a one-time cumulative adjustment to gift card breakage income.

•	Total inventory increased 4.2% to $164.7 million, compared to $158.0 million at the end of fiscal 2011, in part due to timing of early receipts.

•	Total outstanding debt under our revolving credit facility was $116.5 million, an increase of $90.9 million, compared to $25.5 million at the end of last year.

•	Under the trade payables arrangement, entered into on September 1, 2011 with its exclusive sourcing agent, Li & Fung, the Company ended the year with $21.8 million in trade payables financing.

•	During 2011, the Company opened 18 Talbots upscale outlets, closed 69 Talbots stores and ended the year with 517 stores, comprised of 544 locations.

Key Initiatives Update

Financing

On February 29, 2012, the Company and Li & Fung agreed to extend the trade payables arrangement established September 1, 2011, under its existing terms and conditions, to August 31, 2012, with an option to renew for an additional six month period upon the mutual agreement of the Company and Li & Fung. This arrangement continues to be subject to earlier termination as set forth under the terms of the original agreement. While this arrangement is in effect, the Company will have the ability to extend payment terms for an additional 30 days for merchandise purchases sourced by Li & Fung up to $50 million outstanding at any time. Li & Fung may also open letters of credit on behalf of Talbots for certain of its future merchandise purchases.

As announced on February 16, 2012, the Company also entered into a new $75 million secured term loan led by Wells Fargo Bank, National Association. In connection with this transaction, Talbots also amended its existing $200 million secured revolving credit facility with GE Capital Corporation. Both the term loan and the amended credit facility are scheduled to mature on February 16, 2017.

Expense Management

As part of Talbots ongoing plan to maintain close scrutiny of operating costs and pursue opportunities to lower expenses, the Company has identified and implemented approximately $40 million in expected annualized cost savings toward its $50 million anticipated annualized cost reduction initiative announced on December 1, 2011. The Company expects to complete its cost reduction initiative by the end of fiscal 2012.

As previously disclosed, the Company expects capital expenditures for fiscal 2012 to be approximately $30.0 million as it continues with investments in its key strategic initiatives, specifically expansion of its upscale outlet business, store reimage and upgrades of certain IT systems.

Store Reimage Initiative

The Company completed the refresh of approximately 50 locations in fiscal 2011. At the end of fiscal 2011, the Company completed the refresh and re-image of approximately 70 locations, including consolidations and downsizings, or approximately 15% of its current store base.

Store Rationalization Plan

The Company closed 47 locations, including 38 full stores, during the fourth quarter of fiscal 2011 and has closed 82 locations, including 69 full stores, during fiscal 2011 as part of its store rationalization plan. The Company continues to expect to close approximately 110 locations in total, including 15 to 20 consolidations, through fiscal 2013. Approximately 30 locations are planned for closure through fiscal 2012 and into early fiscal 2013. The Company will look to close additional stores opportunistically.

The locations that have closed or are planned for closure contributed approximately $21.2 million in sales and $1.2 million in operating loss in the fourth quarter of 2011, including $3.1 million in restructuring charges. Last year’s fourth quarter contribution was approximately $24.7 million in sales and approximately $0.2 million in operating loss There were no restructuring charges attributable to these locations in the fourth quarter of 2010.

The locations that have closed or are planned for closure contributed approximately $84.6 million in sales and $12.5 million in operating loss in fiscal 2011, including $9.7 million in restructuring charges and $1.3 million in impairment of store assets. Last year’s contribution was approximately $95.0 million in sales and approximately $4.8 million in operating income, including $0.4 million in impairment of store assets.

The Company Continues to Explore Strategic Alternatives

As announced on December 20, 2011, Talbots Board of Directors is exploring a full range of strategic alternatives to maximize value for all Talbots stockholders. Pending that evaluation, the Company will continue to pursue its long range plan. In addition, the Board of Directors continues its previously announced search for a successor President and Chief Executive Officer.

The Board has not set a definitive timetable for the completion of its evaluation and the Company stated that there can be no assurance of any transaction as a result of the Board’s review. The Company does not intend to discuss the status of the evaluation or provide interim updates.

Perella Weinberg Partners is acting as financial advisor and Dewey & LeBoeuf LLP is acting as legal counsel to Talbots in connection with the Board’s evaluation of strategic alternatives.

First Quarter 2012 Comments

First quarter total sales are expected to be approximately $272 million, down approximately 9.6% compared to the same period last year, due in part to the impact of fiscal 2011 store closings as a result of the Company’s store rationalization plan. First quarter to date consolidated comparable sales, which include stores, Internet, catalog and red-line sales, are down approximately 5.4%, which does not reflect the anticipated positive effect of the Easter shift later in April. The Company expects cost of sales, buying and occupancy as a percent of net sales to be approximately flat to down 100 basis points compared to the same period last year. Selling, general and administrative (SG&A) expenses are expected to be approximately $91 million in the first quarter fiscal 2012, net of any special charges.

The above outlook is based on the Company’s internal assumptions and estimates, is subject to its accompanying forward-looking statement and is not a guarantee of future performance or financial condition.

Conference Call Details

As previously announced, Talbots will host a conference call Monday, April 16, 2012, at 4:30 p.m. local time to discuss fourth quarter and full year 2011 results and comments on first quarter fiscal 2012. To listen to the live call, please dial (866) 336-2423, passcode “TLB” or log on to www.thetalbotsinc.com/ir/ir.asp. The call will be archived on its web site www.thetalbotsinc.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived through April 19, 2012. This archived call may be accessed by dialing (800) 585-8367; passcode 71824301.

The Talbots, Inc. is a leading specialty retailer and direct marketer of women’s apparel, shoes and accessories. At the end of the fourth quarter of 2011, the Company operated 517 Talbots stores in 46 states and Canada. Talbots brand on-line shopping site is located at www.talbots.com.

CONTACT:	The Talbots, Inc.
Julie Lorigan
Senior Vice President, Investor and Media Relations
(781) 741-7775

FTI Consulting, Inc.
Leigh Parrish, Rachel Rosenblatt
Investor and Media Relations
(212) 850-5651, (212) 850-5697

Forward-looking Information

This Press Release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “look,” “projected,” “believe,” “anticipate,” “outlook,” “will,” “would,” “should,” “intend,” “potential” or other similar statements or variations of such terms. All of the information concerning our future liquidity, future net sales, gross profit margins and other future results, achievement of operating plan or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives, the outcome of exploring strategic alternatives, anticipated cost savings and other reduced spending and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information. Our forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance and involve substantial risks and uncertainty, including assumptions and projections concerning our internal operating plan, regular-price, promotional and markdown selling, operating cash flows, liquidity and sources and availability of credit for all forward periods. Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including the following risks and uncertainties:

•	the ability to achieve our operating and strategic plans for operating results, working capital and cash flows;
•	the risks associated with our efforts to maintain our traditional customer and expand to attract new customers;
•	the risks associated with competitive pricing pressures and the current increased promotional environment;
•	the ability to reduce spending as needed;
•

the ability to access on satisfactory terms, or at all, adequate financing and other sources of liquidity, as and when necessary, to fund our continuing operations, working capital needs, strategic and cost reduction initiatives and other cash needs and to obtain further increases in our debt facilities, extend and continue our trade payables arrangement with our exclusive sourcing agent and obtain other or additional debt or credit facilities or other internal or external liquidity sources if cash flows from operating activities or other capital resources are not sufficient for our cash requirements at any time or times;

•	the ability to successfully increase our customer traffic and the success and customer acceptance of our merchandise offerings in our stores, on our website and in our catalogs;
•

the satisfaction of all borrowing conditions under our debt facilities including accuracy of all representations and warranties, no defaults or events of default, absence of material adverse effect or change and all other borrowing conditions;

•

the risks associated with our efforts to successfully implement, adjust as appropriate and achieve the benefits of our strategic initiatives including store rationalization, store re-imaging, information technology reinvestments, store segmentation, upscale outlet expansion and any other future initiatives that we may undertake;

•	the ability to attract and retain talented and experienced executives that are necessary to execute our strategic initiatives;
•

the risks associated with our appointment of an exclusive global apparel sourcing agent, including that the anticipated benefits and cost savings from this arrangement may not be realized or may take longer to realize than expected and the risk that upon any cessation of this relationship, for any reason, we would be unable to successfully transition to an internal or other external sourcing function;

•	any impact to or disruption in our supply of merchandise;
•

the continuing impact of the U.S. economic environment on our business, continuing operations, liquidity and financial results, including any negative impact on consumer discretionary spending, substantial loss of household wealth and savings and continued high unemployment levels;

•

the ability to continue to purchase merchandise on open account purchase terms at existing or future expected levels and with acceptable payment terms and the risk that suppliers could require earlier or immediate payment or other security due to any payment concerns;

•	the ability to accurately estimate and forecast future regular-price, promotional and markdown selling and other future financial results and financial position;
•	any negative publicity concerning the specialty retail business in general or our business in particular;

•	the risk of any further increases in postretirement benefit and funding obligations;
•

the risk that estimated or anticipated costs, charges and liabilities to settle and complete the transition and exit from and disposal of the J. Jill business, including both retained obligations and contingent risk for assigned obligations, may be materially greater than anticipated;

•	the risk of material impairment of our goodwill, trademarks or long-lived assets;
•

the risks associated with our efforts in transforming our information technology systems to meet our changing business systems and operations, including the ability to maintain adequate system security controls;

•	any significant interruption or disruption in the operation of our distribution facility or the domestic and international transportation infrastructure;
•

the risks and uncertainties associated with the outcome of current and future litigation, claims, tax audits and tax and other proceedings and the risk that actual liabilities, assessments or other financial impact will exceed any estimated, accrued or expected amounts or outcomes; and

•	the risks associated with any uncertainties arising related to our ongoing review of strategic alternatives.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, we do not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections or other circumstances affecting such forward-looking statements occurring after the date of this Press Release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. Any public statements or disclosures by us following this Press Release which modify or impact any of the forward-looking statements contained in this Press Release will be deemed to modify or supersede such statements in this Press Release.

In addition to the information set forth in this Press Release, you should carefully consider the risk factors and risks and uncertainties included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012 and other periodic reports filed with the SEC.

THE TALBOTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Amounts in thousands except per share data

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Net sales	$289,388	$292,558	$1,141,250	$1,213,060
Costs and expenses
Cost of sales, buying and occupancy	219,634	207,215	807,533	755,232
Selling, general and administrative	111,756	85,969	412,995	393,477
Restructuring charges	8,672	324	16,194	5,640
Impairment of store assets	2,939	869	6,223	1,420
Merger-related costs	—	(1,795)	885	25,855

Operating (loss) income	(53,613)	(24)	(102,580)	31,436
Interest
Interest expense	(956)	1,726	7,166	18,902
Interest income	6	11	56	75

Interest expense, net	(962)	1,715	7,110	18,827

(Loss) income before taxes	(52,651)	(1,739)	(109,690)	12,609
Income tax expense	586	1,090	2,135	5,039

(Loss) income from continuing operations	(53,237)	(2,829)	(111,825)	7,570
(Loss) income from discontinued operations	(18)	23	(64)	3,245

Net (loss) income	$(53,255)	$(2,806)	$(111,889)	$10,815

Basic (loss) earnings per share:
Continuing operations	$(0.77)	$(0.04)	$(1.62)	$0.11
Discontinued operations	—	—	—	0.05

Net (loss) earnings	$(0.77)	$(0.04)	$(1.62)	$0.16

Diluted (loss) earnings per share:
Continuing operations	$(0.77)	$(0.04)	$(1.62)	$0.11
Discontinued operations	—	—	—	0.05

Net (loss) earnings	$(0.77)	$(0.04)	$(1.62)	$0.16

Weighted average shares outstanding:
Basic	69,151	68,527	69,010	65,790

Diluted	69,151	68,527	69,010	66,844

THE TALBOTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Amounts in thousands

	January 28, 2012	January 29, 2011
Cash and cash equivalents	$8,739	$10,181
Customer accounts receivable, net	141,902	145,472
Merchandise inventories	164,734	158,040
Other current assets	30,035	37,419

Total current assets	345,410	351,112

Property and equipment, net	169,765	186,658
Goodwill	35,513	35,513
Trademarks	75,884	75,884
Other assets	17,610	19,349

Total Assets	$644,182	$668,516

Accounts payable	$99,272	$91,855
Trade payables financing	21,771	—
Accrued liabilities	132,685	137,824
Revolving credit facility	116,450	25,516

Total current liabilities	370,178	255,195

Deferred rent under lease commitments	75,410	93,440
Deferred income taxes	28,456	28,456
Other liabilities	154,163	107,839
Stockholders' equity	15,975	183,586

Total Liabilities and Stockholders' Equity	$644,182	$668,516

THE TALBOTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Amounts in thousands

	Fifty-Two Weeks Ended
	January 28, 2012	January 29, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(111,889)	$10,815
(Loss) income from discontinued operations	(64)	3,245

(Loss) income from continuing operations	(111,825)	7,570
Depreciation and amortization	54,559	61,501
Stock-based compensation	10,499	14,461
Amortization of debt issuance costs	2,166	3,118
Impairment of store assets	6,223	1,420
Gift card breakage income	122	(6,940)
Non-cash gain on settlement of shareholder litigation	—	(1,045)
Deferred and other items	(17,312)	(13,370)
Changes in:
Customer accounts receivable	3,566	18,187
Merchandise inventories	(6,709)	(15,116)
Accounts payable	6,681	(12,317)
Accrued liabilities	(2,481)	4,245
All other working capital	(10,787)	(7,576)

Net cash (used in) provided by operating activities	(65,298)	54,138

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(43,953)	(28,805)
Proceeds from disposal of property and equipment	629	15
Cash acquired in merger with BPW Acquisition Corp.	—	332,999

Net cash (used in) provided by investing activities	(43,324)	304,209

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving credit facility	1,856,600	1,651,638
Payments on revolving credit facility	(1,765,666)	(1,626,122)
Payments on related party borrowings	—	(486,494)
Change in trade payables financing, net	21,771	—
Payment of debt issuance costs	(118)	(6,163)
Payment of equity issuance costs	—	(3,594)
Proceeds from warrants exercised	—	19,042
Proceeds from options exercised	95	752
Purchase of treasury stock	(2,351)	(2,030)

Net cash provided by (used in) financing activities	110,331	(452,971)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(694)	607

CASH FLOWS FROM OPERATING ACTIVITIES OF DISCONTINUED OPERATIONS	(2,457)	(8,577)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,442)	(102,594)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	10,181	112,775

CASH AND CASH EQUIVALENTS, END OF PERIOD	$8,739	$10,181

SEC Regulation G

THE TALBOTS, INC. AND SUBSIDIARIES

Reconciliation of GAAP (loss) income from continuing operations to non-GAAP ("adjusted") (loss) income from continuing operations (unaudited)

Amounts in thousands except per share amounts

	For the 13 weeks ended January 28, 2012		For the 13 weeks ended January 29, 2011
Loss from continuing operations	$(53,237)	$(0.77)	$(2,829)	$(0.04)
Restructuring charges (a)	8,672	0.13	324	—
Impairment of store assets (a)	2,939	0.04	869	0.01
Merger-related costs (a)	—	—	(1,795)	(0.02)
Executive retirement (a) (b)	7,967	0.11	—	—
Evaluation of strategic alternatives (a) (c)	2,494	0.04	—	—
Cumulative effect of change in estimate, gift card breakage (a) (d)	—	—	(6,285)	(0.09)
Change in tax estimate (e)	(4,957)	(0.07)	—	—
Store re-image initiative (a) (f)	(36)	—	141	—

Adjusted loss from continuing operations	$(36,158)	$(0.52)	$(9,575)	$(0.14)

	For the 52 weeks ended January 28, 2012		For the 52 weeks ended January 29, 2011
(Loss) income from continuing operations	$(111,825)	$(1.62)	$7,570	$0.11
Restructuring charges (a)	16,194	0.23	5,640	0.09
Impairment of store assets (a)	6,223	0.09	1,420	0.02
Merger-related costs (a)	885	0.01	25,855	0.39
Executive retirement (a) (b)	7,967	0.11	—	—
Evaluation of strategic alternatives (a) (c)	2,494	0.04	—	—
Cumulative effect of change in estimate, gift card breakage (a) (d)	—	—	(6,285)	(0.09)
Change in tax estimate (e)	(4,957)	(0.07)	5,546	0.08
Store re-image initiative (a) (f)	1,213	0.02	833	0.01

Adjusted (loss) income from continuing operations	$(81,806)	$(1.19)	$40,579	$0.61

Reconciliation of GAAP operating (loss) income to non-GAAP ("adjusted") operating (loss) income (unaudited)
Amounts in thousands
	For the 13 weeks ended January 28, 2012		For the 13 weeks ended January 29, 2011
Operating loss	$(53,613)		$(24)
Restructuring charges	8,672		324
Impairment of store assets	2,939		869
Merger-related costs	—		(1,795)
Executive retirement (b)	7,967		—
Evaluation of strategic alternatives (c)	2,494		—
Cumulative effect of change in estimate, gift card breakage (d)	—		(6,285)
Change in tax estimate (e)	(728)		—
Store re-image initiative (f)	(36)		141

Adjusted operating loss	$(32,305)		$(6,770)

	For the 52 weeks ended January 28, 2012		For the 52 weeks ended January 29, 2011
Operating (loss) income	$(102,580)		$31,436
Restructuring charges	16,194		5,640
Impairment of store assets	6,223		1,420
Merger-related costs	885		25,855
Executive retirement (b)	7,967		—
Evaluation of strategic alternatives (c)	2,494		—
Cumulative effect of change in estimate, gift card breakage (d)	—		(6,285)
Change in tax estimate (e)	(728)		—
Store re-image initiative (f)	1,213		833

Adjusted operating (loss) income	$68,332		$58,899

(a)	No tax effect was attributed to these adjustments as the Company realized only a nominal ordinary effective tax rate in the period and no ordinary federal income tax expense, due to the continued maintenance of a full valuation allowance against its net deferred tax assets excluding deferred tax liabilities for non-amortizing intangibles. No discrete tax items during the period were related to these adjustments.

(b)	In December 2011, the Company announced the planned retirement of its President and Chief Executive Officer, Trudy Sullivan. In accordance with her employment agreements, her retirement entitles her to certain separation pay, special equity award vesting conditions and continued benefit coverage in certain circumstances. The amount recorded represents the Company's best estimate of its obligation to Ms. Sullivan upon her retirement.

(c)	In December 2011, the Company's Board of Directors announced its plan to explore a full range of strategic alternatives to maximize value for Talbots stockholders. Costs incurred related to this process include certain third party legal and advisory costs.

(d)	In the fourth quarter of 2010, the Company began to recognize income from the breakage of gift cards when the likelihood of redemption of the gift card is considered remote. Related to this change in estimate, the Company recorded a cumulative adjustment of $6.3 million for estimated gift card breakage from prior years' gift card issuances.

(e)	During the second quarter of 2010 and the fourth quarter of 2011, the Company changed its estimates related to certain previously existing uncertain tax positions, based on new information. The adjusted tax, interest and penalty expense recorded represents the Company's best estimate of potential exposure.

(f)	In the second quarter of 2010, the Company began its store re-image initiative. Costs incurred related to the initiative include accelerated depreciation of leasehold improvements and other costs associated with property disposed of under the program.

THE TALBOTS, INC. AND SUBSIDIARIES

Additional Store Metrics

Store Count (unaudited)
	January 29, 2011	Openings	Closings	Conversions	January 28, 2012
Retail	521	—	(66)	—	455
Upscale Outlets	28	18	(1)	(2)	43
Surplus Outlets	19	—	(2)	2	19

Total	568	18	(69)	—	517

Location Count (including individual store concepts) (unaudited)
	January 29, 2011	Openings	Closings	Conversions	January 28, 2012
Retail	561	—	(79)	—	482
Upscale Outlets	28	18	(1)	(2)	43
Surplus Outlets	19	—	(2)	2	19

Total	608	18	(82)	—	544

Total Store Selling Square Footage (unaudited)
Amounts in thousands
	January 29, 2011	January 28, 2012
Retail	2,870	2,587
Upscale Outlets	101	146
Surplus Outlets	149	154

Total	3,120	2,887